Exhibit 10.10.3
CONFIDENTIAL
LEASE AND INSTALLATION AGREEMENT
     This Lease and Installation Agreement (the “Agreement”) is executed this 20th day of August, 2004, by and between TA Operating Corporation (“Landlord”) and IdleAire Technologies Corporation (“Lessee”).
RECITALS:
     WHEREAS, Landlord is the owner and/or operator of the travel centers which are located at the addresses listed on Exhibit A hereto (hereinafter referred to individually as a “Travel Center" and collectively being referred to as the “Travel Centers”); and
     WHEREAS, Lessee has developed the concept and an apparatus (the “Unit”) which heats and cools the interior of vehicles using only electrical power; and
     WHEREAS, Lessee can install these Units in a manner that will allow drivers to heat and cool their vehicles while parked at the Travel Centers without idling their engines, as well as provide in-cab 120 volt AC power, shore power, local connections to basic internet, basic television, and local telephone services; and
     WHEREAS, Landlord and Lessee have previously entered into a Lease and Installation Agreement dated May 12, 2003, as amended, providing for the installation of the Units at Landlord‘s Travel Centers in Paulsboro, New Jersey and Dallas, San Antonio and Baytown, Texas (the “Original Lease Agreement”); and
     WHEREAS, Landlord desires to have these Units installed at all of its Travel Centers to provide services to its customers and to insure that the installations do not interfere with its operations; and
     WHEREAS, Lessee is willing to install the Units at all of the Travel Centers and to pay to Landlord a portion of the revenues derived from the provision of services at the Travel Centers.
     NOW, THEREFORE, in consideration of the above, the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
     1. Premises. Subject to the terms and conditions of this Agreement, and in consideration of the monies to be paid to Landlord by Lessee, and the conditions and agreements to be observed and performed by Lessee, Landlord hereby demises and leases to Lessee a portion of the parking lot located at each Travel Center as more particularly described in Section 4(a) below (the “Premises”). Lessee is not granted exclusive possession of the Premises and Landlord retains the right to occupy and utilize the Premises.

***	Indicates where material is omitted pursuant to a confidential treatment request and filed separately with the Commission.

     2. Term.
          (a) Except as otherwise provided herein, the term of this Agreement shall be for a period of [***] , commencing with the date of execution set forth above.
          (b) The Agreement shall automatically renew for [***] if Landlord receives [***] (as defined below) from Lessee during the [***] of this Agreement [***] from each parking space at which a Unit has been installed at each of the Travel Centers and Lessee is not otherwise in default under the terms of this Agreement at the time of such renewal.
          (c) In the event Landlord closes a Travel Center during the term of this Agreement, Landlord shall have the right to terminate this Agreement early with respect to such Travel Center without penalty or cost by providing sixty (60) days advanced written notice of termination to Lessee; provided that Landlord may not terminate this Agreement early with respect to more than five (5) Travel Centers pursuant to this Section 2(c) during any [***] period during the term of this Agreement and closures resulting from condemnations or other takings as provided in Section 7(c) shall not count toward this limitation.
     3. Lease Consideration.
          (a) Beginning sixty (60) days following the commencement of Services (as defined below) from any Unit at each Travel Center pursuant to Paragraph 6 below, Lessee agrees to pay to Landlord the consideration set forth in the Revenue and Profit Allocation Schedule attached hereto as Exhibit B (the “Lease Consideration”). Lessee will report monthly to Landlord the revenues generated. Each such monthly report shall be in the form attached hereto as Exhibit C (with such additional information as Landlord may reasonably request from time to time) and provided to Landlord within twenty-five (25) days of the end of each calendar month accompanied by payment to Landlord by Lessee of the Lease Consideration. In addition, Lessee shall provide Landlord with prior written notice at least forty-five (45) days prior to any changes from time to time in the prices it charges customers for the Services, and shall not reduce prices from the level in effect on the date of this Agreement by more than 20% without the prior written consent of Landlord.
     4. Use of Premises.
          (a) Lessee shall, at its sole cost and expense, have the right and obligation to install the Units and provide the services specifically listed on Exhibit E, Section I (the “Basic Services”) only at the truck parking spaces approved in advance in writing by Landlord for each respective Travel Center. Lessee shall not make the Services available anywhere else at the Travel Centers except at the truck parking spaces approved by Landlord with the understanding that wireless internet access may be available to IdleAire customers wherever they choose to access it. Under no circumstances will Lessee be permitted to deliver any physical products to customers at the Travel Centers except for the items listed on Exhibit E, Section III, or

***	Indicates where material is omitted pursuant to a confidential treatment request and filed separately with the Commission.

additional items approved in writing by Landlord. Except for pre-existing contractual obligations for any Travel Centers purchased by Landlord after the date of this Agreement, Landlord shall not permit any person other than Lessee to install any device, equipment or apparatus in the parking lot for provision of any Basic Services on the parking areas for which Landlord receives Lease Consideration from Lessee, or to otherwise provide in-cab heating and/or cooling of tractor-trailers at the Travel Centers, during the term of this Agreement provided Lessee is not in breach of the terms of this Agreement and no default has occurred or is continuing. The foregoing sentence shall apply to “wired-based” solutions only, shall not in any way restrict Landlord‘s customers‘ use of self-contained equipment for the provision of Basic Services or prohibit Landlord from offering, directly or indirectly, wireless internet access at the Travel Centers.
          (b) Other than the auxiliary services listed on Exhibit E, Section II. (the “Auxiliary Services”), Lessee shall not offer or provide any goods or services other than the Basic Services without the prior written approval of Landlord, which approval Landlord may withhold in Landlord‘s sole discretion. In the event Lessee desires to offer other services Lessee shall provide a written request to Landlord containing a complete description of the proposed services to be offered and a proposal on the revenue sharing with respect to such services. Auxiliary Services, together with Basic Services, are sometimes collectively referred to herein as the “Services”.
     5. Landlord’s Obligations.
          (a) Landlord will maintain and repair, at its cost, the Travel Center truck parking areas at which a Unit has been installed in a manner in keeping with the normal parking lot maintenance for such Travel Center. Lessee hereby acknowledges that no maintenance or repair is required by Landlord on the effective date of this Agreement and that Lessee is accepting the Travel Centers in their present, “as-is” condition. Under no circumstances will Landlord be required to reconfigure or re-stripe its existing truck parking areas, unless the parties mutually agree to do so in which event the costs will be borne by Lessee, except as otherwise provided in Section 6(b) below. In connection with the periodic re-paving of the truck parking areas by Landlord, Lessee shall provide Landlord reasonable assistance to allow efficient access for the paving equipment in and around the parking spaces at which the Units are installed.
          (b) Landlord will cooperate with Lessee to keep all Travel Center parking areas at which Units will be installed clear such that Lessee may install its Units without interruption and such that professional drivers have, subject to periodic maintenance and acts outside of Landlord’s control, unimpeded access to the Units after installation. Landlord shall cooperate with Lessee to assist Lessee to complete its installation process, but Landlord shall not be required to incur any costs in this regard.
          (c) Landlord will allow Lessee to promote, in the parking areas at each Travel Center, the Services listed on Exhibit E in a manner consistent with its promotions for the Services throughout Lessee’s entire network. Further, Landlord will allow placement at Lessee’s cost of one (1) vending machine, one (1) video monitor, POS materials, promotional advertising and video feeds through the video monitor for Lessee’s use in connection with the rental and promotion of the Units inside each Travel Center with the placement and content to be mutually agreed upon prior to installation. The POS materials, promotional advertising and video feeds shall not promote the Basic Services and Auxiliary Services separate and apart from the core services of in cab heating and air conditioning, in cab AC and in cab shore power and shall be subject to approval by Landlord which will be deemed granted unless Lessee receives within ten (10) days of mailing or faxing of the proposed material(s) to Landlord, written notice from Landlord that Landlord does not approve the use of such material(s). Such written notice shall specify the reason(s) why Landlord does not approve and such failure to approve shall not be based upon the fact that the Service(s) to be promoted compete(s) with a service provided by Landlord.
          (d) Landlord will allow, and provide space and servicing for, the retail sale of IdleAire pre-paid debit cards at each Travel Center and will collect all revenues therefor. Lessee will consider working with Landlord’s over-the-counter point of sale activation vendor from time to time to provide for point of sale activation of Lessee’s prepaid cards on such platform. Lessee shall, subject to Landlord’s approval, develop an operations manual describing the retail sales process for use by Landlord’s employees. Lessee shall invoice Landlord on a monthly basis for all revenues owed by Landlord from the sale of the IdleAire pre-paid debit cards within ten (10) days of each calendar month end and Landlord shall provide payment to Lessee for all such revenues within twenty five (25) days of each calendar month end.
          (e) Landlord shall allow Lessee to install, at Lessee’s sole cost and expense, and in accordance with blue prints and procedures approved in writing by Landlord prior to the commencement of installation, above ground and in the Equipment Area (as defined below), all of the Units, mechanical supporting structures, distribution equipment, cabling and conduit for electrical power, telephone and cable television, centralized servers, routers and other equipment, utility service connections for electrical power, telephone, cable television and internet access, equipment and related items necessary for proper operation of the Units and to provide the Services at the designated truck parking spaces identified on the blue prints approved by Landlord at each respective Travel Center (the “IdleAire System”).
          (f) Landlord shall, for the Term of this Agreement (and any renewal term), allow Lessee unimpeded access to the Equipment Area and the truck parking spaces at which the Units are to be installed for purposes of installing, maintaining, monitoring, repairing, replacing and operating the IdleAire System and for the purpose of providing the Services. Lessee agrees to provide advance notice to Landlord’s general manager at each Travel Center of Lessee’s intentions regarding daily activity at the site involving third party contractors or relating to construction or maintenance activities that may impede traffic flow.
          (g) Landlord shall allow Lessee (i) to construct and maintain, at Lessee’s sole cost and expense, a portable building at a location and with a size and design approved in writing in advance by Landlord in which to install the IdleAire System which may include video monitors and kiosks for prepaid sales attached to the portable building (hereinafter referred to as the “Equipment Area”).

          (h) Landlord shall, subject to periodic maintenance and acts outside of Landlord’s control, take no action to discourage, limit or impair utilization of the Units, Services or the IdleAire System. Notwithstanding the foregoing, Lessee acknowledges that the truck parking spaces at the Travel Centers will be available to truck drivers on a first-come, first-served basis and that the truck parking spaces at which the Units have been installed will not be reserved for the exclusive use of truck drivers electing to utilize the IdleAire System and Services. Lessee also hereby acknowledges that Landlord may from time to time charge a fee for truck drivers to park in the parking spaces at certain of the Travel Centers according to terms determined by Landlord and that Landlord shall not be obligated to share any portion of the parking fees with Lessee. In the event Landlord provides customers a credit against the parking fee for dollars spent by the customer at the Travel Center, Landlord agrees to count dollars spent by the customer on Lessee’s Services at the Travel Center during the particular stay. In addition, Lessee acknowledges that Landlord may establish priority or restricted parking spaces in its parking lots from time to time for certain customers as determined by Landlord.
          (i) In addition to the Lease Consideration to be paid to Landlord hereunder, Lessee agrees that the greater of [***] of the [***], or [***] of the [***] of any funds received by Lessee with regard to the generation, sale, trading or other use of [***] resulting from the installation of the Equipment on the Truck Parking Areas shall be paid to Landlord by Lessee.
          (j) Landlord may during the term of this Agreement acquire or construct additional travel centers not listed on Exhibit A. In the event any such travel center is already subject to a lease with Lessee at the time Landlord acquires the travel center, such travel center will become subject to the terms of this Agreement and any prior lease applicable to such location will be void at the time Landlord acquires the travel center. In the event any such travel center is not subject to a lease with Lessee at the time Landlord acquires it, then such location will be automatically added to this Agreement provided that Lessee is in compliance with the terms of this Agreement and completes the installation of the Units at all truck parking spaces at the travel center (1) by the third anniversary of the date of execution of this Agreement for travel centers acquired or constructed by Landlord on or before the second anniversary of the date of execution of this Agreement, or (2) within eighteen months of the date of acquisition or construction for travel centers acquired or constructed by Landlord after the second anniversary of the date of execution of this Agreement. Notwithstanding the foregoing, in the event a newly acquired travel center is subject to pre-existing contractual restrictions on Landlord’s ability to permit Lessee to install or operate the IdleAire System, Lessee’s obligation to install the IdleAire System at such location shall not accrue until the pre-existing contractual restrictions expire or are terminated. In the event Lessee does not complete installation of the Units at all of the truck parking spaces at the travel center within the time periods specified above in this sub-section, then Landlord may remove from this Agreement such travel center.
          (k) Landlord may from time to time construct additional structures or add on to existing facilities at the Travel Centers. In the event such construction or additions result in a loss of truck parking spaces at a Travel Center for which Units have been previously installed by

***	Indicates where material is omitted pursuant to a confidential treatment request and filed separately with the Commission.

Lessee, then Landlord shall pay Lessee the actual costs incurred by Lessee in removing the Units and re-installing the Units either at the affected Travel Center or another Travel Center. In lieu of making such payment to Lessee, Landlord may at its option agree to provide Lessee a credit against future Lease Consideration payable to Landlord for the affected Travel Center. The foregoing obligation of the Landlord shall not apply in the event the facility construction or addition by Landlord results from a condemnation or other taking of the Travel Center premises and the parties rights in such circumstances shall be as provided in Section 7(c) below.
     6. Lessee’s Obligations.
          (a) On or before the [***] of the date of execution of this Agreement, Lessee shall install, at Lessee’s sole cost and expense, the Units, the IdleAire System and the Equipment Area (collectively, the “System”) at each Travel Center in a high quality, workmanlike and efficient manner and in accordance with location-specific blue prints and procedures previously approved in writing by Landlord prior to commencement of installation for each location. Without limiting the generality of the foregoing, during the course of installation at each Travel Center, Lessee shall take all reasonable steps to minimize the disruption to the traffic flow and the availability of parking spaces at each Travel Center and, unless mutually agreed otherwise, no more than five (5) truck parking spaces will be blocked at any one time for the purpose of installing or performing maintenance or repairs on the System. Under no circumstances will the installation result in a net reduction of truck parking spaces at each Travel Center. Subject to Landlord’s written approval of final location blueprints for each installation, Lessee shall install the Units at all build-able truck parking spaces at each Travel Center. Lessee shall complete the installations at Landlord’s Travel Centers on a priority basis over any other installations of the System in the same markets or funding regions as Landlord’s Travel Centers. Notwithstanding anything contained in this Agreement to the contrary, at Travel Centers not currently subject to anti-idling regulations Lessee shall be permitted to install Units in phases at each Travel Center with a minimum number of Units per phase of 50 Units. Landlord may remove from this Agreement any Travel Center at which Lessee has not completed the installation of 50 Units by the third anniversary of the date of execution of this Agreement. Lessee’s obligation to install the System at any of the Travel Centers is subject to: (i) Landlord having ownership or control over such Travel Center at the time Lessee commences installation of the System; (ii) Landlord and Lessee agreeing on the construction methods and materials with respect to the installation of the System at such Travel Center; (iii) completion of satisfactory engineering and environmental surveys at such Travel Center; (iv) confirmation that no part of the System crosses a public right of way adjacent to such Travel Center; (v) receipt from Landlord of all requested maps, blue prints and other relevant information already in the possession of Landlord relating to such Travel Center on a timely basis; (v) receipt by Landlord of consent from its landlord at any Travel Centers leased by Landlord; and (vii) Lessee not being able to complete any such installation because of any of the following: floods, civil unrest, acts of God; war; governmental interference or embargoes; labor strikes; failure of others to supply permits, fuel, power, materials or supplies; transportation delays by third parties; or any other cause (whether or not

***	Indicates where material is omitted pursuant to a confidential treatment request and filed separately with the Commission.

similar to those described in this Section 6(a)) beyond the control of Lessee. As soon as Lessee becomes aware of the need for any easements relating to the installation of the System, Lessee shall notify Landlord. The placement and terms of any easement shall be subject to the prior approval of Landlord. All costs arising from the creation, modification or removal of any easement shall be the responsibility of Lessee.
          (b) Lessee shall use best efforts not to cause any damage to the Travel Center duringthe installation, maintenance and/or operation of the System at each Travel Center, including, without limitation, using best efforts to avoid digging in the area of any underground utilities presently serving or crossing the Travel Centers. Lessee shall immediately cause to be removed any mechanics liens, or other restrictions on Landlord’s title in the Travel Centers, resulting from the installation or existence of the System at the Travel Centers. Lessee shall promptly repair, at its sole cost and expense, any damage to the Travel Center or surrounding property that is caused by Lessee or results from the installation, operation, maintenance or existence of the System at each Travel Center. However, Lessee shall not be responsible for any existing defects or deficiencies or the normal wear and tear to the parking lot or the Travel Center. Lessee shall provide Landlord prompt written notice of any defects or deficiencies discovered by Lessee during installation. Lessee shall remove any remaining PNV bollards from the entire parking lot at each Travel Center at the time Lessee is first installing the System at a Travel Center. Lessee shall bear the expense of removal of the bollards and surface patching in the vicinity of the parking lot where Units are being installed in such phase. Landlord shall reimburse Lessee its direct out-of-pocket cost of bollard removal and surface patching for those portions of the parking lot where removal is not necessary for the installation of Units in such phase, provided that Lessee shall repay such amounts to Landlord at the time Units are later installed in those portions of the parking lot as required by Section 6(a) above. All bollard removals and surface patching shall be done in accordance with a scope of work approved in advance by Landlord, and Lessee shall obtain Landlord‘s prior written approval of the portion of the cost of bollard removal and surface patching at each location for which Landlord will reimburse Lessee as provided in the immediately preceding sentence. Lessee shall seal and re-stripe the entire parking lot in accordance with blueprints approved in writing in advance by Landlord at each Travel Center at the time Lessee is first installing the System at a Travel Center. Lessee shall bear the expense of sealing and re-striping the parking lot in the vicinity of the parking lot where Units are being installed in such phase. Landlord shall reimburse Lessee its direct out-of-pocket cost of sealing and re-striping for those portions of the parking lot where removal is not necessary for the installation of Units in such phase, provided that Lessee shall repay such amounts to Landlord at the time Units are later installed in those portions of the parking lot as required by Section 6(a) above. All sealing and re-striping shall be done in accordance with a scope of work approved in advance by Landlord, and Lessee shall obtain Landlord‘s prior written approval of the portion of the cost of sealing and re-striping at each location for which Landlord will reimburse Lessee as provided in the immediately preceding sentence.
          (c) Lessee shall, at its own cost and expense, on a timely basis secure, and continuously maintain in full force and effect, all licenses, permits and approvals required with respect to the installation, operation and maintenance of the System and the provision of the

Services. Lessee shall at all times comply with all applicable laws, rules, tariffs, regulations, etc. in connection with the installation, operation and maintenance of the System, the provisions of the Services, or otherwise related to the performance of Lessee‘s obligations hereunder.
          (d) Lessee shall, at its own cost and expense, maintain and repair the Units, Equipment Area and the System and keep the same in good condition at all times during the term of this Agreement. Lessee shall use all reasonable efforts to keep all of the Units operational twenty-four (24) hours per day, three hundred sixty-five (365) days per year; however, at no time will fewer than eighty percent (80%) of the Units at each Travel Center be fully operational. Lessee shall locate at least one (1) employee at each Travel Center on a twenty-four (24) hours per day, three hundred sixty-five (365) days per year basis to respond to customer service requests. Lessee shall require all of its employees to abide by Landlord’s employee guidelines as they reasonably relate to conduct of Lessee’s employees in a Travel Center while present at a Travel Center. In addition, Lessee shall maintain, and advertise to customers, a toll free telephone number for customer access to a 24 hour help desk. In the event any Unit is not operational, Lessee will repair the Unit and make it fully operational within fourteen (14) days of the original failure. Lessee shall design, install and maintain the Units and the System so that it has sufficient capacity to provide the Services (except for movies on demand) to each parking space at which a Unit has been installed. Lessee acknowledges that Landlord has no responsibility for maintenance or repairs to the System, including inspection or reporting of equipment or service outages. Without limiting the generality of the foregoing, Lessee acknowledges that Landlord has no responsibility for damage to the System resulting from misuse, vandalism or accident, except for damage to the System resulting directly from accidents caused by the negligence of Landlord’s employees.
          (e) Lessee shall promptly respond to all reasonable requests from Landlord from time to time for information regarding the installation, maintenance and operation of the System at the Travel Centers.
          (f) Lessee shall timely pay all taxes, including, without limitation, taxes arising from the provision of the Services and personal or real property taxes, related to the existence or operation of the Units, Equipment Area, System or any other property owned by Lessee and located at the Travel Centers, except for sales taxes related to over-the-counter sales which shall be the responsibility of Landlord and shall be charged to customers in addition to the costs for the Services.
          (g) Lessee shall provide Landlord (1) within ninety (90) days after the close of each fiscal year of Lessee, audited financial statements of Lessee as of the end of such fiscal year; and (2) within forty-five (45) days after the close of each of Lessee’s first three fiscal quarters each year, an un-audited balance sheet of Lessee as of the end of such fiscal quarter and un-audited statements of operations and cash flows of Lessee for the fiscal quarter just ended.
          (h) Lessee shall upgrade the Units and the System from time to time at each Travel Center so that the Units and the System are equal to or better than the best units or system offered by Lessee or its affiliates at any other truck stop or travel center location.

     7. Rights and Duties of the Parties with Respect to the Units and Related Equipment.
          (a) Notwithstanding the fact that certain parts of the Units may be affixed to each Travel Center, neither the Units nor such parts of the Units shall become a fixture and the Units shall remain the property of Lessee. Landlord acknowledges that the Units and the Services, and the manner of their operation and installation, are proprietary to Lessee. Accordingly, Landlord shall use reasonable efforts to insure that all information and data concerning the Units and the Services shall not be divulged and Landlord shall not use any of such information or data for its own purposes or to compete with Lessee in any manner. Likewise, Lessee shall use reasonable efforts to insure that all information and data concerning Landlord or Landlord‘s operations at the Travel Centers shall not be divulged and Lessee shall not use any of such information or data for its own purposes or to compete with Landlord in any manner.
          (b) Upon the expiration or termination of this Agreement for any reason, Lessee shall have the right and obligation to, within 120 days of the date of expiration or termination: (i) remove, at its sole cost and expense, the System and related equipment from each Travel Center; or (ii) at Landlord’s sole option, sell or lease it to the Landlord or its successors, nominees or assigns together with a license to any technology or software needed to operate the System. After removal, Lessee shall restore each Travel Center as near as reasonably possible to the condition of such Premises prior to the installation of the System, normal wear and tear excepted, but shall not be obligated or permitted to remove any underground cable, conduit, wiring or subsurface concrete foundations. Lessee shall be obligated to remove any above surface concrete or improvements and repair the parking lot so that it is a smooth, flush surface. Lessee shall bear all costs of removal or vacation of any easements created for the installation or operation of the System upon terms acceptable to Landlord. Any components of the System or other equipment or improvement not removed within 120 days of the date of expiration or termination may be treated as abandoned by Landlord and Landlord may either keep such equipment or improvement or have such equipment or improvement removed at Lessee’s expense.
          (c) In the event of the condemnation or other taking, in whole or in part, of the Premises under the power of eminent domain or otherwise, the condemnation award paid to the Landlord, or the payment received by the Landlord in exchange for its voluntary conveyance in lieu of condemnation, shall belong solely to the Landlord, and Lessee shall not, by virtue of this Agreement, be entitled to any part thereof; provided, however, that nothing in this Agreement shall preclude Lessee from prosecuting any claim directly against the condemning authority for loss of business, or depreciation to, damage to, or cost of, removal of, or for the value of personal property of Lessee; and further provided, however, that no such claim shall diminish or otherwise adversely affect the Landlord’s award or proceeds.
          (d) Lessee agrees that it will deposit into an escrow account (the “Escrow Account”) in the manner hereinafter provided $250 for each Unit installed at each Travel Center, as hereinafter provided, during the period commencing with the date of this Agreement and will continue until such time that the total amount deposited into the Escrow Account equals $2,000,000 (excluding any interest earned). The Escrow Account will be funded out of gross revenues at the Travel Center where each Unit is installed at the rate of $10 per month, per Unit (gross revenues permitting), commencing on the date of this Agreement for locations already installed and on the date Lease Consideration becomes payable to Landlord under Section 3 of this Agreement for all other locations, and continuing until $250 per installed unit has been escrowed, or until the total of the Escrow Account, exclusive of interest, equals $2,000,000. The amounts deposited by Lessee into the Escrow Account shall not count as an expense for purposes of determining Lease Consideration under Exhibit B to this Agreement. Each month in which Lessee is obligated to make escrow deposits hereunder, Lessee shall provide Landlord a written report reflecting the amounts deposited with the Escrow Agent during the preceding month. This report shall be given no later than the date Lessee’s monthly report of revenues and expenses is due under Section 3 of this Agreement. Landlord shall further be entitled to receive from the Escrow Agent a duplicate copy of the monthly statement rendered to Lessee in connection with the Escrow Account. The Escrow Account shall be established with and held by National City Bank, or another financial institution mutually agreeable to the parties (the “Escrow Agent’’), pursuant to an Escrow Agreement substantially in the form of Exhibit F hereto (the “Escrow Agreement"). All interest earned on or appreciation in the value of the Escrow Account shall remain in the Escrow Account and shall accrue for the benefit of, and be payable to, Lessee or Landlord in accordance with the terms of the Escrow Agreement. All fees and expenses charged by the Escrow Agent shall be paid out of the gross revenues at each Travel Center in proportion to the amounts deposited into escrow with respect to that Travel Center and will be deducted as an expense for purposes of determining Lease Consideration under Exhibit B to this Agreement. Subject to the remaining provisions of this Section, Landlord and Lessee agree that the total amount placed in the Escrow Account shall be payable to Lessee following termination of the Lease Agreement as provided in the Escrow Agreement unless Landlord has made a valid claim against the Escrow Account as set forth in the Escrow Agreement. To initiate disbursement by the Escrow Agent, Lessee or Landlord shall serve a Disbursement Instruction to Escrow Agent as described in Section 4(b) of the Escrow Agreement. If Escrow Agent has not received an objection to the Disbursement Instruction within 15 calendar days of Escrow Agent providing notice to the parties of the receipt of the Disbursement Instruction, Escrow Agent shall disburse so much of the principal amount of the Escrow Fund as is requested in the Disbursement Instruction, with the remainder of the principal amount, together with all accrued interest and appreciation thereon, to be distributed to Lessee. Any disbursement withheld by the Escrow Agent pursuant to an objection shall be disbursed by Escrow Agent in accordance with Section 4 of the Escrow Agreement. When Escrow Agent has disbursed the Escrow Fund in full, the Escrow Agreement shall terminate and the Escrow Agent shall be discharged. Landlord agrees that Lessee may at any time substitute other collateral of equivalent security, if acceptable to Landlord, for some or all of the Escrow Account. Lessee’s failure to make a deposit into escrow as to any Travel Center shall be treated as a default or breach by Lessee in the payment of Lease Consideration to Landlord as to that Travel Center, entitling Landlord to the relief set forth this Agreement, including, without limitation, the right to terminate this Agreement as provided herein. The existence of the Escrow Account shall not in any way diminish Lessee’s obligations under this Agreement, including, without limitation, Section 7(b) above.

     8. Representations and Warranties of Lessee.
          (a) Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.
          (b) The execution, delivery and performance of this Agreement by Lessee have been duly authorized by all necessary action of Lessee. This Agreement, and each of the other documents to be executed and delivered by Lessee pursuant to this Agreement, have been duly executed and delivered by Lessee and are the valid and binding obligations of Lessee, enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement, and the other documents to be executed, delivered and performed by Lessee pursuant to this Agreement, will not: (i) conflict with or violate any provision of Lessee’s organizational documents, or any law, ordinance or regulation, or any decree or order of any court or administrative or other governmental body, which is either applicable to, binding upon or enforceable against Lessee; or (ii) result in any breach of, or default under, or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against Lessee.
          (c) Lessee is not required to obtain the approval, consent or waiver of any other person or entity for the execution, delivery or performance of this Agreement.
          (d) Lessee has provided to Landlord audited financial statements for Lessee for the most recently completed fiscal year of Lessee. Lessee represents that it has the capital available to install and operate the System at the Travel Centers in accordance with the terms of this Agreement:
          (e) All of the information contained in the representations and warranties of Lessee set forth in this Agreement, or in any of the documents delivered, or to be delivered herewith or after the execution hereof, as set forth in any provision of this Agreement, is true, accurate and complete.
     9. Representations and Warranties of Landlord.
          (a) Landlord is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority; (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.
          (b) The execution, delivery and performance of this Agreement by Landlord have been duly authorized by all necessary corporate action of Landlord. This Agreement, and each of the other documents to be executed and delivered by Landlord pursuant to this Agreement, have been duly executed and delivered by Landlord, and are the valid and binding obligations of Landlord, enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement, and the other documents to be executed, delivered and performed by Landlord pursuant to this Agreement, will not: (i) conflict with or violate any provision of Landlord’s charter, bylaws or any law, ordinance or regulation, or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Landlord; or (ii) result in any breach of, or default under, or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against Landlord.
          (c) Landlord is not required to obtain the approval, consent or waiver of any other person or entity for the execution, delivery or performance of this Agreement.
          (d) All of the information contained in the representations and warranties of Landlord set forth in this Agreement, or in any of the documents delivered or to be delivered herewith or after the execution hereof as set forth in any provision of this Agreement, is true, accurate and complete.
     10. Waiver of Subrogation. Each party hereto waives any and every claim which may arise in its favor against the other party hereto during the term of this Agreement, or any renewal or extension hereof, for any and all loss of, or damage to, any of its property located without or upon or constituting a part of the Premises leased hereunder, if such loss or damage is covered by valid and collectible fire and extended coverage insurance policies, and only to the extent that such loss or damage is recoverable under said insurance policies. Said mutual waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Agreement with respect to any loss of, or damage to, property of the parties hereto. Inasmuch as the above mutual waivers will preclude the assignment of any claim described above by way of subrogation (or otherwise) to an insurance company (or any other person), each party hereto agrees immediately to give to each insurance company which has issued to it policies of fire and extended coverage insurance written notice of the terms of said mutual waivers and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers.
     11. Indemnity. Lessee shall bear the risk of loss and hereby indemnifies and holds harmless Landlord for (i) damage to or destruction of any property, including with out limitation, damage to the Travel Center, the Units, the Equipment Area and the System, arising from the existence, installation, operation, utilization or repair of, or otherwise in any way related to, the Units, the Equipment Area, the Services and the System, except to the extent such damage is caused by the gross negligence or willful misconduct of Landlord, its employees, contractors or agents, and (ii) injury to, or death of, any person arising from the existence, installation, operation, utilization or repair of, or otherwise in any way related to, the Units, the Equipment Area, the Services and the System, except to the extent such damage is occasioned by the gross negligence or willful misconduct of Landlord, its agents, employees, contractors, or agents. The foregoing indemnity obligations of Lessee shall include reasonable attorneys’ fees, investigation costs and all other costs and expenses incurred by Landlord from the first notice that any claim or demand has been made or may be made. The provisions of this Section 11 shall survive the termination of this Agreement.
     12. Insurance. Both Landlord and Lessee shall maintain during the Term of this Agreement (or any renewal term), at their sole cost and expense, commercial general liability insurance in the minimum amount of Three Million Dollars ($3,000,000.00) plus an umbrella policy providing total coverage of at least $5,000,000 against any claims arising out of its own respective negligence and any liabilities arising out of its respective products and/or services, shall ensure that each party is named as an additional insured in respect of such insurance or is otherwise covered as its interest may appear. Each party hereto shall provide to the other party a certificate of insurance evidencing insurance coverage in compliance with this Section 12. Lessee and Landlord shall review the amount and terms of insurance coverage on an annual basis and make such adjustments as may be reasonably necessary based upon the prior years’ claims experience and other factors affecting the appropriate level of coverage.
     13. Force Majeure. Neither party shall have any liability for the failure to perform or a delay in performing any of its obligations if such failure or delay is the result of any legal restriction, labor dispute, strike, boycott (other than labor disputes, strikes or boycott’s directly involving a party’s employees), flood, fire, public emergency, revolution, insurrection, riot, was, unavoidable mechanical failure, interruption in the supply of electrical power or any other cause beyond the control of any party acting in a reasonable business-like manner, whether similar or dissimilar to the causes enumerated above. Notwithstanding the foregoing, in the event either party is unable to perform as a result of one of the above-described circumstances for a period of one hundred and eighty (180) days, the other party shall have the right to terminate this Agreement with respect to the affected Travel Center(s).
     14. Assignment/Subordination/Estoppel.
          (a) Landlord may sell, assign, transfer or otherwise dispose of its interest in one or more of the Travel Centers (through a change of control or otherwise) (collectively, a “Disposal”) provided that in the event of a Disposal of all of the Travel Centers the acquiror of such interest or assets shall assume the Landlord’s rights and obligations hereunder and shall be bound by the Terms of this Agreement, in which case Lessee shall recognize the acquiror of such Travel Centers as its Landlord for the purposes of this Agreement. In the event of a Disposal of less than all of the Travel Centers, Landlord and Lessee shall take all reasonable steps to cause the acquiror of such Travel Center(s) to enter into a separate agreement with Lessee with respect to such Travel Center(s) on the same terms as contained in this Agreement pertaining to such Travel Center(s) for the then remaining term of this Agreement. In the event the acquiror of such Travel Center(s) is unwilling to enter into such separate agreement, Landlord may terminate this Agreement with respect to such Travel Center (1) without penalty or cost for the first two (2) Travel Centers terminated pursuant to this Section 14(a), or (2) by, at Landlord’s option, paying Lessee (i) the actual costs of relocating and installing the Units at an alternative location, or (ii) the unamortized portion of Lessee’s actual costs incurred in installing the System at such Travel

Center, amortized on a straight line basis over ten (10) years, for any Travel Centers in excess of two (2) terminated pursuant to this Section 14(a).
          (b) Lessee may pledge its interest in this Agreement to any party, including, without limitation, to any bank, recognized lending or leasing institution or investor as collateral. Lessee may sell, assign, transfer or otherwise dispose of its interest in this Agreement, provided that the acquiror of such interest is not the owner or operator of one or more truck stops or travel centers and provided further that said acquiror shall assume all of Lessee’s rights and obligations hereunder and shall be bound by the terms of this Agreement. No such sale, assignment, transfer or other disposal shall relieve Lessee of its obligations under this Agreement without the prior written consent of Landlord.
          (c) This Agreement shall be subordinate to each and every underlying lease, deed of trust or mortgage encumbering the Premises or any portion thereof, whether now existing or in the future, and to any advances made on the security thereof and to any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Landlord shall use commercially reasonable efforts to obtain a non-disturbance agreement from all current and future holders of mortgages or deeds of trust affecting the Premises (hereinafter collectively referred to as the “Mortgagees”); provided, however, that Landlord shall not be required to pay any sum demanded by any Mortgagee consideration for any such non-disturbance agreement. If any ground lessor, beneficiary or mortgagee elects to have this Agreement prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Lessee, this Agreement shall automatically be deemed prior to such ground lease, deed of trust or mortgage whether this Agreement is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof. Lessee shall sign and deliver any instrument or documents necessary or appropriate to evidence any attornment or subordination or agreement to do so. If Lessee fails to do so within twenty (20) days after written request, Lessee hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact, coupled with an interest, of Lessee to execute and deliver any such instrument or document.
          (d) Lessee shall from time to time, within ten (10) days after being requested to do so by Landlord, execute, acknowledge and deliver to Landlord (or, at the Landlord’s request, to any existing or prospective purchaser, transferee, assignee or mortgagee of any or all of the Leased Premises, any interest therein or any of the Landlord‘s rights under this Agreement) an instrument in recordable form certifying (i) that this Agreement is unmodified and in full force and effect (or, if there has been any modification thereof, that it is in full force and effect as so modified, stating therein the nature of such modification); (ii) as to the amount of any prepaid rent or any credit due to Lessee hereunder; (iii) as to whether, to the best knowledge, information and belief of the signer of such certificate, Landlord or Lessee is then in default in performing any of its obligations under this Agreement (and, if so, specifying the nature of each such default); and (iv) as to any other fact or condition reasonably requested by Landlord or such other addressee.

     15. Ownership and Confidentiality. Landlord recognizes and agrees that Lessee shall, during the Term of this Agreement and thereafter, retain sole ownership of the System. Landlord recognizes the proprietary nature of the concept and the design of the System and Lessee recognized the proprietary nature of certain information regarding Landlord’s business and locations. Accordingly, Landlord and Lessee agree to maintain, and cause each of its employees and agents to maintain, and keep strictly confidential all confidential information of the other party, including, without limitation, the terms of this Agreement, that it obtains or receives in conjunction with the installation and operation of the System under this Agreement. Landlord further agrees that the “IdleAire” name and logo shall be and remain the property of Lessee and all references by Landlord to the Units or the Services shall incorporate and/or refer to Lessee by its full name (“IdleAire”), whether in literature, electronic or print displays, articles, advertising, billboards, banners or otherwise. The name “IdleAire” is, or will be, a registered service mark of Lessee and, to the extent required by Lessee, Landlord shall execute a no cost limited license agreement for the use of such service mark. Except for the use of Landlord’s name or trademarks in press releases approved by Landlord pursuant to Section 21, nothing in this Agreement shall grant to Lessee any rights to Landlord‘s name, logos, trademarks or service marks.
     16. No Estate in Land. This Agreement shall create the relationship of Landlord and Lessee between the parties hereto; no estate shall pass out of Landlord. Lessee has only a usufruct, not subject to levy and sale, and not assignable by Lessee except as provided in Section 14 hereof.
     17. Holding Over. If Lessee remains in possession of the Premises after expiration of the Term, with Landlord‘s acquiescence and without any express agreement of the parties, Lessee shall be a tenant under a month-to-month tenancy at the same Lease Consideration in effect at the end of this Agreement (and subject to all terms and conditions of this Agreement except as modified by this Section 17), and there shall be no renewal of this Agreement by operation of law.
     18. Defaults. In the event either party hereto shall breach or otherwise become in default of any of its obligations hereunder, then:
          (a) The non-defaulting party shall be entitled to have and recover all of its damages and losses arising out of such default from the defaulting party; and
          (b) The non-defaulting party shall have the right to terminate this Agreement upon notice of intent to terminate being given to the defaulting party unless the defaulting party cures such default and pays to the non-defaulting party all losses and damages incurred by the non-defaulting party within a period of thirty (30) days following notice of default having been given to the defaulting party by the non-defaulting party (except for payment defaults which must be cured within fifteen (15) days following notice of default). In addition to the foregoing, in the event Lessee fails to pay the Lease Consideration within twenty five (25) days of the end of each calendar month as provided in Section 3(b) on two (2) or more occasions in any twelve (12) month period, Landlord shall have the unrestricted right to terminate this Agreement by providing written notice of termination to Lessee.

     19. Franchise Locations. In addition to the Travel Centers identified on Exhibit A, as of the date of this Agreement twenty-three (23) additional travel centers as listed on Exhibit D are operated by independent franchisees of TA Franchise Systems Inc., an affiliate of Landlord (“Franchise Locations”). During the thirty-six (36) month period following the execution date of this Agreement, Lessee shall install the IdleAire System at all Franchise Locations who elect to enter into a lease agreement with Lessee. Landlord shall use reasonable efforts to encourage all Franchise Locations to enter into lease agreements with Lessee, however Lessee acknowledges that Landlord cannot guarantee that all Franchise Locations will elect to enter into a lease agreement. Lessee hereby acknowledges that the Franchise Locations are operated by independent third parties and Landlord is not responsible for the acts or omissions of the operators of the Franchise Locations. Lessee will offer lease terms substantially similar to the terms of this Agreement, as approved in advance by Landlord, to each Franchise Location. In the event Landlord’s affiliates enter into franchise relationships with additional travel centers not listed on Exhibit D during the term of this Agreement, Lessee shall similarly offer to enter into lease agreements with such additional Franchise Locations and install the IdleAire System at such additional Franchise Locations (1) by the third anniversary of the date of execution of this Agreement for additional Franchise Locations added on or before the second anniversary of the date of execution of this Agreement, or (2) within eighteen months of the date such additional Franchise Location becomes a franchise for Franchise Locations added after the second anniversary of the date of execution of this Agreement. In the event a Franchise Location at which the System has been installed becomes a Landlord company-operated location during the term of this Agreement, the converted location will become subject to the terms of this Agreement and the prior lease applicable to such location will be void at the time Landlord begins operating the travel center.
     20. Rights Cumulative. All rights, powers and privileges conferred hereunder upon either party hereto shall be cumulative but not restrictive to those given at law or in equity.
     21. Press Releases. Lessee and Landlord shall consult with each other as to the form and content of all press releases and other public disclosures of matters relating to this Agreement. Nothing in this section shall prohibit Lessee or Landlord from making any disclosure, which its legal counsel deems necessary or advisable to fulfill such party’s disclosure obligations under applicable law. All public disclosures shall be transmitted by telecopier to the other party or its counsel for approval prior to publication or dissemination.
     22. Notices.
          (a) Any notice, election, or other communication required or permitted hereunder shall be in writing and shall be either: (i) sent by same-day or overnight courier service, or (ii) sent by certified or registered United States mail, return receipt requested, postage and charges prepaid, to the following address:

To Landlord:	TA Operating Corporation
24601 Center Ridge Road, Suite 200
Westlake, Ohio 44145
Attn: Vice President — Retail Marketing

With a required copy to the same address Attn: General Counsel.

To Lessee:	IdleAire Technologies Corporation
900 S. Gay Street, Ste. 300
Knoxville, Tennessee 37902
Attn: Senior Vice President and General Counsel
          (b) Any notice, election or other communication delivered or mailed as aforesaid shall, if couriered by same-day or overnight delivery service, be deemed received on the date of delivery to such addressee or address regardless of whether accepted, and if mailed, be deemed received upon date of actual receipt or on the third (3rd) calendar day subsequent to date of postmark, whichever is earlier.
          (c) Each party hereof may change its address and addressee for notice, election, and other communication from time to time by notifying the other parties hereto of the new address and addressee in the manner provided for giving notice herein.
          (d) Any notice shall be deemed received if provided as aforesaid to any of the above-named attorneys and to the above-named parties, regardless if accepted or rejected.
     23. Parties. “Landlord,” as used in this Agreement, shall include Landlord and its heirs, executors, legal representatives, successors and assigns and successor in title to the Premises. “Lessee” shall include Lessee and its heirs, executors, legal representatives, successors and, if this Agreement is validly assigned or sublet, its assigns or sublessees. “Landlord” and “Lessee” shall include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties.
     24. Severability. If any part or sub-part of this Agreement is found or held to be invalid, that invalidity shall not affect the enforceability and binding nature of any other part of this Agreement.
     25. Favored Nations. Lessee agrees that during the Term of this Agreement Lessee and its Affiliates shall enter into no contractual arrangement with any other travel center or truck stop with up front payments, Lease Consideration or any other economic consideration paid to, or otherwise received by, any other travel center or truck stop more favorable than those provided to Landlord hereunder, without also making such offer available to Landlord. In addition, in the event Lessee or its Affiliates enter into an arrangement with any other travel center or truck stop providing for gross receipts percentages payable to the travel center/truck stop operator greater than 15%, then the gross receipts percentages payable to Landlord pursuant to Exhibit B shall be increased so that Landlord’s gross receipts percentages are 2% higher than the gross receipts percentages payable by Lessee or its Affiliates to all other travel center/truck stop operators.
     26. Headings. The section headings contained in this Agreement are for convenience only and shall not enlarge or limit the scope or meaning of the various and several sections hereof. Words in the singular number shall be held to include the plural, unless the context otherwise requires.

     27. Entire Agreement; Modification. This Agreement and the exhibits, riders and schedules attached hereto set forth the entire agreement between the parties and cancel all prior negotiations, arrangements, brochures, agreements, and understandings, if any, between Landlord and Lessee regarding the subject matter of this Agreement, including, without limitation, the Letter of Intent dated February 6, 2002. No amendment or modification of this Agreement shall be binding or valid unless expressed in a writing executed by both parties hereto. This Agreement shall supersede and replace the terms of the Original Lease Agreement as to the four (4) Travel Centers covered thereby, provided that Landlord shall retain all Initial Payments (as defined in the Original Lease Agreement).
     28. Litigation; Prevailing Party. If litigation is brought with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall immediately pay upon demand, all reasonable fees and expenses of counsel of the prevailing party.
     29. Audits. During the term of this Agreement, upon fifteen (15) days written notice being given to Lessee by Landlord, Landlord shall have the right to inspect or audit any and all books and records related to calculation of the Lease Consideration to be paid to Landlord pursuant to Paragraph 3(b) hereof or the verification of Lessee’s compliance with the terms of this Agreement, including, without limitation, the terms of Section 25 above. Lessee’s officers and employees shall cooperate with and facilitate Landlord‘s inspection and audit. Any such inspection or audit shall be solely at Landlord’s expense.
     30. Arbitration. Any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or the interpretation, performance or non-performance or any breach thereof shall be determined by arbitration conducted in Atlanta, GA in accordance with the then existing rules of the American Arbitration Association. Lessee and Landlord shall each select one arbitrator, and the two arbitrators shall select a third with the same qualifications. Any decision rendered shall be binding upon the Parties, however, the arbitrators shall have no authority to grant any relief that is inconsistent with this Agreement. The expense of arbitration shall be borne by the non-prevailing Party.
     31. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed pursuant to appropriate authority duly given, hereunto affixed the day and year first above written.
LANDLORD:
TA OPERATING CORPORATION
By: /s/ Timothy L. Doane
Title: President
LESSEE:
IDLEAIRE TECHNOLOGIES CORPORATION
By: /s/ Michael C. Crabtree
Title: President & CEO

EXHIBIT A
COMPANY OWNED/COMPANY OPERATED
081	Albuquerque, NM

055	Amarillo, TX (West)

089	Ann Arbor, MI

117	Antioch, TN

001	Ashland, VA

216	Baltimore, MD

151	Baltimore South, MD (Jessup)

067	Barkeyville, PA (Harrisville)

017	Baytown, TX

207	Binghampton, NY

092	Bloomington, IL

212	Bloomsburg, PA

048	Bloomsbury, NJ

167	Boise, ID

003	Brookville, PA

160	Buttonwillow, CA

221	Candler, NC

146	Cartersville, GA

187	Cheyenne, WI (Burns)

030	Chicago North, IL

028	Cincinnati S., KY (Walton)

041	Coachella, CA

006	Columbia, NJ

156	Commerce, GA

018	Concordia, MO

040	Corning, CA

066	Council Bluffs, IA

150	Dallas South, TX

208	Dansville, NY

011	Dayton, OH

148	Denver, CO (East)

174	Denver, CO (West)

035	Effingham, IL

044	Elgin, IL

019	Elkton, MD

007	Eloy, AZ

093	Florence, KY

157	Franklin, TN

188	Ft. Bridger, WY

209	Fultonville, NY

008	Gallup, NM

010	Gary, IN (Griffith)

193	Grand Island West, NE (Alda)

213	Greencastle, PA

211	Greenland, NH

002	Greensboro, NC

Exhibit A - Page 2

215	Harborcreek, PA (Erie)

012	Harrisburg, PA

039	Hebron, OH (Columbus E.)

192	Hudson, WI

149	Hurricane, WV

139	Jeffersonville, OH (Nat-East)

094	Kingman, AZ

029	Kingsville, OH 013 Knoxville, TN

161	Lafayette, LA

219	Lake Station, IN

068	Lamar, PA

014	Las Cruces, NM

108	Las Vegas, NV

015	Lodi, OH (Seville)

024	London, OH (Columbus W.)

045	Madison, GA

050	Madison, WI (Deforest)

179	Manning, SC

178	Marianna, FL

051	Matthews, MO

210	Maybrook, NY

047	Meridian, MS

214	Milesburg, PA

Exhibit A - Page 3

181	Mill City, NV

154	Milldale, CT (Southington)

054	Mobile, AL

069	Monroe, MI

043	Mount Veron, IL

034	Nashville, TN

171	New Haven, CT (Branford)

095	North Canton, OH

052	Oak Grove, MO

090	Ogallala, NE

036	Oklahoma City, OK (East)

059	Oklahoma City, OK (Nat)(West)

026	Ontario, CA (East)

162	Ontario, CA (West)

186	Parowan, UT

218	Paulsboro, NJ

220	Porter, IN

056	Portland, OR

057	Redding, CA

142	Richmond, VA (Ashland)

021	Roanoke, VA

049	Rockwall, TX

190	Rogers, MN

060	Salt Lake City, UT (Tooele)

147	San Antonio, TX

Exhibit A - Page 4

163	Santa Nella, CA

023	Santa Rose, NM

177	Savannah, GA (Richmond Hill)

116	Sawyer, MI

152	Sayre, OK

176	Seattle, WA (East)

065	Seymour, IN

180	Slidell, AL

172	Sparks, NV

025	Spartanburg, SC (Duncan)

175	St. Louis MO (West)

046	Tallulah, LA

158	Tampa, FL

087	Toledo, OH

183	Troutdale, OR

016	Tuscaloosa, AL (Cottondale)

033	West Memphis, AR (Earle)

032	Wheeling, WV (Valley Grove)

173	Whitestown, IN

053	Wildwood, FL

022	Willington, CT

601	Woodstock, CN

143	Wytheville, VA

058	Youngstown, OH

Exhibit A - Page 5

EXHIBIT B
Revenue and Profit Allocation Schedule

	DESCRIPTION OF SERVICE OR SALE		LANDLORD’S PORTION

A.	Basic Services — [***] Based Programs

	1.	[***] from the retail sale of IdleAire service cards through the travel center cashiers.	[***] retail price of IdleAire service cards shipped and invoiced to the travel center each month if utilization is below [***] at the travel center, [***]of the IdleAire service cards shipped and invoiced to the travel center each month from dollar one if utilization is equal to or greater than [***] at the travel center.

	2.	[***] from usage of the IdleAire System.	[***] generated from usage of IdleAire System Services per location each month if utilization is below [***] at the travel center, [***] of [***] generated from usage of IdleAire System Services each month per location from dollar one if utilization is equal to or greater than [***] at the travel center.

B.	Auxiliary Services — [***] or [***] Based Programs

	1.	[***] or [***] derived from the sale of long distance phone time.	Greater of [***] of [***] or [***] of [***]

	2.	[***] or [***] derived from Premium Movie Sales.	Greater of [***] of [***] or [***] of [***]

	3.	[***] or [***] derived from all other auxiliary services.	Greater of [***] of [***] or [***] of [***]
[***]
[***]
[***]

*** Indicates where material is omitted pursuant to a confidential treatment request and filed separately with the Commission.

Exhibit C
[Form of Monthly Report]

EXHIBIT D
FRANCHISE LOCATIONS
100	Atlanta South, GA (Jackson)

125	Baldwin, FL (Jacksonville)

102	Clayton, IN

103	Corfu, NY (Buffalo)

140	Denmark, TN (Jackson)

104	Denton, TX

107	Knoxville, TN

128	Lake Park, GA

111	Montgomery, AL

133	Saginaw, MI

126	St. Augustine, FL (Jacksonville)

113	Sweetwater, TX

115	Vero Beach, FL

134	Albert Lea, MN

070	(Beto Junction) Lebo, KS

075	Breezewood, PA

076	Edinburg, TX

078	(Eugene) Coburg, OR

071	Janesville, WI

074	Kenly, NC

072	Mt. Vernon, MO

137	Strafford, MO

077	Walcott, IA

EXHIBIT E
I.	BASIC SERVICES: [Exclusive as to wired solution only]
     In-cab Heating and air conditioning
     In-cab AC (power and charging system)
     Shore power (external power and charging system) delivered from the Unit
     In-cab Basic Internet access
     In-cab Basic television
     In-cab Phone access
     In-cab Customer support for Basic Services
     In-cab Computer access
II.	AUXILIARY SERVICES: [Non-Exclusive]
Prepaid IdleAire service cards (not convertible to prepaid calling cards or any other service)
Refrigerated unit power delivered from the Unit
In-cab Computer services helpdesk
In-cab upgraded customer support services (direct dial though phone network to the fleet or company, wake-up calls, electronic and conventional messaging, secretarial service, tech support)
Security surveillance services delivered from the Unit
In-cab advertising on computer
In-cab e-commerce sales on computer
In-cab premium television
In-cab local and long-distance telephone services
In-cab video-on-demand/pay per view televisions
In-cab email accounts on computer

In-cab banking services through computer
In-truck ECM/ECU engine date retrieval
In-truck DC power and charging system
In-cab high speed Internet with Ethernet or wireless access
III.	PRODUCTS:
Window Adaptors
12 ft coax cable
Ethernet Cable (RJ 45)
Telephone Cell Style (conair model)
Remote Control
Wired Keyboard without trackball
Zonet network card
Keyboard wireless w/mouse
Wireless starter kits
IdleAire Debit Member Cards
Complete kit includes (tote box,12 ft coax cable, conair phone, wireless keyboard )

Exhibit E - Page 2

EXHIBIT F
ESCROW AGREEMENT
     This Escrow Agreement is made and entered into this ___day of                     , 2004, by and among IdleAire Technologies Corporation (“IdleAire”), TA Operating (“TA”) and                                          (“Escrow Agreement”).
WITNESSETH:
     WHEREAS, pursuant to a Lease and Installation Agreement and addendum to the Lease and Installation Agreement dated the ___day of                     , 2004 (collectively the “Lease Agreement”) between IdleAire and TA, IdleAire has agreed to escrow the sum of $250 for each Unit of IdleAire’s advanced travel center electrification center installed by IdleAire at TA travel centers, up to a total of $2,000,000 (exclusive of interest), as set forth herein; and
     WHEREAS, Escrow Agent is willing to serve as the escrow agent required by the Lease Agreement; and
     WHEREAS, by its signature hereinbelow, TA consents to the appointment of Escrow Agent and to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, IdleAire and Escrow Agent agree as follows:
SECTION 1. APPOINTMENT OF ESCROW AGENT.
     IdleAire hereby appoints Escrow Agent as the escrow agent under this Agreement on the terms and conditions set forth herein. Escrow Agent hereby accepts its appointment as escrow agent and agrees to carry out the duties and responsibilities set forth herein.

SECTION 2. THE ESCROW FUND OR ACCOUNT.
     (a) From time to time IdleAire shall tender to Escrow Agent the funds IdleAire is required to escrow pursuant to the Lease Agreement for deposit in a segregated account maintained by Escrow Account for the benefit of IdleAire and TA. All funds received by Escrow Agent pursuant to this Agreement shall be held, invested and disbursed in accordance with the terms and conditions of this Agreement. A copy of the Lease Agreement is attached as Exhibit 1.
     (b) The interest or other appreciation on the funds deposited with Escrow Agent pursuant to this Agreement shall be added to the Escrow Account and become part of the Escrow Account as earned.
     (c) Funds may be released or disbursed by Escrow Agent from the Escrow Account only under the circumstances set forth in Section 4 hereof.
SECTION 3. INVESTMENT OF FUNDS BY ESCROW AGENT.
     Escrow Agent shall invest and reinvest all amounts from time to time credited to the Escrow Account in (a) Escrow Agent’s U.S. Treasury money market fund; (b) direct obligations of, or obligations of the principal and interest on which are unconditionally guaranteed by, the United States of America; (c) repurchase agreements fully collateralized by securities described in clause (b) above; (d) money market accounts maturing within 30 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or of any of the 50 states thereof (a “United States Bank”) and having combined capital, surplus and undistributed profits in excess of $50,000,000; (e) demand deposits with any United States Bank having combined capital, surplus and undistributed profits in excess of $50,000,000; or (f) as directed in joint written instructions received from IdleAire and TA. Escrow Agent

Exhibit F - Page 2

shall provide quarterly statements to both IdleAire and TA showing account balance, investment holdings, income, expenses and any disbursements occurring during the quarter.
SECTION 4. RELEASE OF FUNDS FROM THE ESCROW ACCOUNT.
     (a) Pursuant to Section 3. of the Addendum to Lease and Installation Agreement either IdleAire or TA may give written instructions to Escrow Agent to disburse all or some portion of the Escrow Account (a “Disbursement Notice”).
          (i) Disbursement Requested solely by IdleAire. IdleAire may submit a Disbursement Notice to Escrow Agent at any time after 120 days following the date of expiration or termination of the Lease Agreement for any reason other than the default or material breach of IdleAire, provided that prior to submitting such Disbursement Notice IdleAire has completed the removal of the IdleAire equipment from all of TA’s travel centers in accordance with the terms of the Lease Agreement.
          (ii) Disbursement Requested solely by TA. TA may submit a Disbursement Notice only if IdleAire defaults under the Lease Agreement by (a) failing to remove IdleAire equipment from a TA travel center upon the expiration or termination of the Lease Agreement as to that travel center in accordance with the terms of the Lease Agreement; or (b) defaulting in its obligation to pay lease consideration to TA and failing to cure such default under the terms of the Lease Agreement; or (c) at a time when IdleAire is the subject of a voluntary or involuntary petition in bankruptcy. Such Disbursement Notice may only be for the actual costs incurred by TA for removal of the IdleAire units and restoration of the parking lots covered by the TA Disbursement Notice.

Exhibit F - Page 3

          (iii) Joint Disbursement Request. At any time the parties may jointly submit a Disbursement Notice with which Escrow Agent shall comply without need for complying with the provisions herein relating to objections.
     (b) Within 72 hours of receiving a Disbursement Notice, Escrow Agent shall forward a copy thereof to the other party in accordance with the Notice provisions set forth below. If Escrow Agent has not received an objection to the Disbursement Notice within 15 days following Escrow Agents forwarding the copy thereof to the other party, Escrow Agent shall promptly disburse from the principal amount of the Escrow Account the amount requested in the Disbursement Notice to the requesting party. If, within such 15-day period, Escrow Agent receives an objection from the non-requesting party to the Disbursement Notice, Escrow Agent shall disburse to the requesting party only such amount of the Escrow Account to which the non-requesting party has consented.
     (c) If the non-requesting party sends an objection to the Disbursement Notice, IdleAire and TA shall use their best efforts to resolve such disputed claim. If the parties are unable to resolve the disputed claim within thirty (30) days after the date the objection is received by the Escrow Agent, then such disputed claim shall be settled solely and exclusively by arbitration to be held in Atlanta, Georgia, in accordance with the then existing rules of the American Arbitration Association. IdleAire and TA shall each select one arbitrator, and the two arbitrators shall select a third with the same qualifications. Any decision rendered shall be binding upon the parties, however, the arbitrators shall have no authority to grant any relief that is inconsistent with this Agreement. The expense of arbitration shall be borne by the non-prevailing party. The Escrow Agent shall abide by, and disburse the Escrow Account in accordance with, the arbitration ruling.

Exhibit F - Page 4

SECTION 5. DUTIES AND LIABILITIES OF ESCROW AGENT.
     The Escrow Agent shall have no duty or obligation hereunder other than to take such specific actions as are required of it from time to time by the provisions of this Agreement, and it shall incur no liability hereunder or in connection herewith for anything whatsoever other than any liability resulting from its own gross negligence or willful misconduct or unlawful acts or omissions. The only duties and responsibilities of the Escrow Agent shall be the duties and obligations specifically set forth in this Agreement. The Escrow Agent has no duty to perform any calculations with respect to the proper amount to be deposited by IdleAire under the Lease Agreement, or to ensure that such amounts are deposited with Escrow Agent.
SECTION 6. INDEMNIFICATION OF ESCROW AGENT.
     IdleAire shall indemnify, hold harmless and defend the Escrow Agent from and against any and all losses, claims, liabilities and reasonable expenses, including reasonable attorney’s fees, which it may suffer or incur in connection with the performance of its duties and obligations under this Agreement and including any action taken under Section 4 hereof, except for those losses, claims, liabilities and expenses resulting solely and directly from it own gross negligence, willful misconduct, or unlawful act or omission. The Escrow Agent may seek the advice of counsel at any time and such reasonable attorney fees shall be in addition to the administrative fees charged by Escrow Agent for serving as Escrow Agent and the Escrow Agent may charge such costs against the interest which accrues on the Escrow Account if not otherwise paid by IdleAire, but the principal in the Escrow Account shall not be charged, used as an offset or otherwise encumbered by the Escrow Agent or IdleAire.

Exhibit F - Page 5

SECTION 7. RESIGNATION OR REMOVAL OF ESCROW AGENT.
     Escrow Agent may resign at any time by giving IdleAire and TA 30 days’ prior written notice of such intention. IdleAire and TA may jointly remove the Escrow Agent, as such, by giving the Escrow Agent 30 days’ prior written notice of such removal. Upon the effective date of its resignation or removal, the Escrow Agent will deliver the Escrow Funds held hereunder only to a successor escrow agent named in the joint written instructions of IdleAire and TA. After the effective date of its resignation or removal, the Escrow Agent shall have no duty with respect to the Escrow Funds except to hold such property in safekeeping and deliver the Escrow Funds to its successor or as directed by joint instructions from IdleAire and TA. If no successor escrow agent has been appointed by such joint instructions within 60 days from the date such notice of resignation or removal has been given, Escrow Agent shall be entitled to tender the Escrow Funds into the registry or custody of any court of competent jurisdiction by giving notice of such action to IdleAire and TA.
SECTION 8. ESCROW AGENT FEES AND EXPENSES.
     IdleAire shall pay the Escrow Agent its reasonable fees and expenses, including all reasonable expenses, charges, counsel fees and other disbursements incurred by it or by its attorneys, agents and employees in the performance of its duties and obligation under this Agreement. If not paid by IdleAire within 30 days of when due, fees costs and expenses payable to Escrow Agent hereunder may be paid by Escrow Agent from interest earned on the Escrow Fund, but the principal of the Escrow Funds shall not be charged or offset against the Escrow Fund.

Exhibit F - Page 6

SECTION 9. INTENDED BENEFICIARIES; SUCCESSORS.
     TA and its successors and assigns are the intended beneficiaries of this Agreement. No other persons or entities are intended beneficiaries of this Agreement, and only IdleAire and TA, and its successors and assigns, shall be entitled to enforce the terms of this Agreement.
SECTION 10. NOTICES.
     (a) Any notice required or permitted to be given by this Agreement shall be in writing, with a copy provided simultaneously to TA, and shall be deemed to have been received (a) immediately if sent by facsimile transmission (with a confirming copy sent the same Business Day by registered or certified mail), or by hand delivery (with signed return receipt), or (b) the next Business Day if sent by nationally recognized overnight courier, in any case at the following addresses, or such other addresses as any party may, by Notice, designate:
If to Escrow Agent:
     If to IdleAire: IdleAire Technologies Corporation
410 North Cedar Bluff Road, Suite 200
Knoxville, Tennessee 37923
Attention: James H. Price, General Counsel

With a Copy to Chief Operating Officer
Fax No:

     If to TA: TA Operating Corporation
24601 Center Ridge Road, Suite 200
Westlake, Ohio 44145
Attn: Vice President — Retail Marketing
Fax No:
With a required copy to the same address

Attn: General Counsel.
Fax No: 440-808-4310

Exhibit F - Page 7

     (b) If either party changes its address for notices required by this Agreement, that entity shall immediately notify the other parties in writing of the change of address. Written notice required by this Agreement shall be sufficient and adequate if sent to the last know address of a party in the manner provided under this Section.
SECTION 11. RESOLUTION OF DISPUTES.
     In the event of any disagreement resulting in adverse claims or demands being made on Escrow Agent in connection herewith, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person or entity for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refrain from acting until (i) the rights of all parties have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested parties, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. In addition to the foregoing, the Escrow Agent is hereby authorized in the event of any such disagreement, to petition any court of competent jurisdiction for instructions or to interplead the Escrow Fund into such court. IdleAire and TA agree that upon final adjudication on such petition or interpleader action, Escrow Agent will be relieved of further liability.
SECTION 12. MISCELLANEOUS PROVISIONS.
     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Tennessee.
     (a) Severability. If any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative

Exhibit F - Page 8

provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
     (c) Amendments. This Agreement may be amended only by a written instrument executed by IdleAire and Escrow Agent with the written approval of TA indicated thereon. The waiver by any party, or TA, of any breach of this Agreement shall not be deemed to be or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Agreement, nor shall such waiver be deemed to be or construed as a waiver by any other party.
     (d) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and one in the same instrument.
     (e) Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction and interpretation hereof.

Exhibit F - Page 9

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the day and date first above written.

IDLEAIRE TECHNOLOGIES CORPORATION	[ESCROW AGENT]

By:	By:

Its:	Its:

TA OPERATING CORPORATION	[ESCROW AGENT]

By:	By:

Its:	Its:

Exhibit F - Page 10

FIRST ADDENDUM
TO LEASE AND INSTALLATION AGREEMENT
     This First Addendum to Lease and Installation Agreement (the “Addendum”) is executed this 15 day of July, 2004, by and between TA Operating Corporation, a Delaware corporation having its principal place of business at 24601 Center Ridge Road, Suite 200, Westlake, Ohio 44145-5634 (hereinafter referred to as “Landlord), and IdleAire Technologies Corporation, a Delaware Corporation having of business at 900 S. Gay Street, Suite 300, Knoxville, Tennessee 37902 (hereinafter referred to as “Lessee”).
WITNESSETH:
     WHEREAS, Landlord and Lessee have executed a Lease and Installation Agreement, dated May 12, 2003 (the “Lease Agreement"), pertaining to the Lease of the Premises and installation of the Units (as defined in the Lease Agreement) at Landlord‘s locations listed on Exhibit A to the Lease Agreement; and
     WHEREAS, Landlord and Lessee now wish to add Landlord‘s location in Paulsboro, NJ to the Lease Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants, agreements and obligations set forth herein, the parties hereto agree as follows:
     1. Unless otherwise defined herein, capitalized terms that are used herein shall have the meanings ascribed thereto in the Lease Agreement.
     2. Exhibit A to the Lease Agreement, shall be and herby is amended by adding the following to Exhibit A, immediately after the final sentence of Exhibit A:
“4. Paulsboro Travel Center

I-295, Exit 18 at Berkley Road

Paulsboro, NJ 08066
The ‘Completion Date’ for Paulsboro, NJ shall be July 31, 2004.”
     3. Exhibit D to the Lease Agreement shall be and hereby is supplemented by the addition to Exhibit D of the drawings for Paulsboro, NJ prepared by Eaton Electrical, dated May 6, 2004, as approved by Landlord and Lessee.

     4. The $25,000 Initial Payment for Paulsboro, NJ is due and payable and will be paid to Landlord by Lessee within ten (10) days of the date of this Addendum.
     5. Except as expressly amended hereby, the Lease Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby, have duly executed and delivered this First Addendum to Lease and Installation Agreement on the day and year first above written.
LANDLORD:
1. TA OPERATING CORPORATION

By:	/s/ Peter P. Greene

Peter P. Greene
Senior Vice President of Development and Franchinsing
LESSEE:
IDLEAIRE TECHNOLOGIES CORPORATION

By:	/s/ David Everhart

David Everhart
COO

First Addendum - Page 2

IDLEAIRE STATISTICS:

EXISTING PARKING SPACES:	159
PROPOSED IDLEAIRE PARKING SPACES:	150
EXISTING SPACES TO REMAIN:	0
PROPOSED NON-IDLEAIRE SPACES:	6
TOTAL USABLE SPACES AFTER IDLEAIRE INSTALL:	150

EXISTING TRUCK WASH

NOTES:

SPACES ARE AT A 45 DEGREE ANGLE WITH THE TRUSS UNLESS NOTED OTHERWISE. (ROW "F" IS 43 DEG)

PHASE BREAKDOWN:

PHASE I: 96 IDLEAIRE SPACES
PHASE II: 54 IDLEAIRE SPACES

LEGEND

LIGHT POLE
MANHOLE
BOLLARD
SPOT LIGHT
FIRE HYDRANT
CATCH BASIN

IdleAire Technologies Corporation

EATON | Electrical

TA-PAULSBORO, NJ - IDLEAIRE SITE #021
I-295 AND BERKLEY ROAD, PAULSBORO, NJ 08066

PROPOSED SITE PLAN

C | D | SP01